Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Share Incentive Program and Share Incentive Program Subject to TSR of Loma Negra Compañía Industrial Argentina Sociedad Anónima (File No. 333-260599) of our report dated April 29, 2022, with respect to the consolidated financial statements of Loma Negra Compañía Industrial Argentina Sociedad Anónima included in this Annual Report (Form 20-F) of Loma Negra Compañía Industrial Argentina Sociedad Anónima for the year ended December 31, 2021.

/s/ PISTRELLI, HENRY MARTIN Y ASOCIADOS S.R.L.

Member of Ernst & Young Global Limited

City of Buenos Aires, Argentina

April 29, 2022